UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 25, 2018

PENN NATIONAL GAMING, INC.

Commission file number 000-24206

Incorporated Pursuant to the Laws of the Commonwealth of Pennsylvania

IRS Employer Identification No. 23-2234473

825 Berkshire Blvd., Suite 200
Wyomissing, PA 19610

610-373-2400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

As previously disclosed, on October 20, 2016, San Diego Gaming Ventures, LLC (“SDGV”), a wholly-owned subsidiary of Penn National Gaming, Inc. (together with SDGV, the “Company”), entered into an agreement to provide a $98 million term loan C facility (the “Term Loan C”) to the Jamul Indian Village Development Corporation (“JIVDC”) and committed to make additional delayed draw term loans and to provide a limited completion guarantee to fund certain post-opening construction costs related to roadway improvements (together with the delayed draw term loans, the “JIVDC Commitments”).  The Term Loan C is part of an approximately $460 million credit facility obtained by the JIVDC (the “Credit Facility”). The Term Loan C and the JIVDC Commitments were made in connection with the development of Hollywood Casino Jamul-San Diego (the “Casino”) near San Diego, California, which opened to the public on October 10, 2016 and was managed by the Company pursuant to a management agreement with JIVDC.

The Term Loan C was subsequently subordinated under the terms of the Credit Facility, and the Company recorded impairment charges on the Term Loan C following the default of the JIVDC under the Credit Facility.  In February 2018, the Company and the Jamul Indian Village of California mutually agreed that the Company would no longer manage or provide branding and development services to the Casino effective as of May 28, 2018.

On May 25, 2018, the Company entered into a purchase agreement (the “Purchase Agreement”) with the senior lender under the Credit Facility to sell them all of the Company’s outstanding obligations under the Term Loan C and the JIVDC Commitments.  Pursuant to the Purchase Agreement and related agreements, the Company will receive $10 million in cash for the Term Loan C and be relieved of any and all obligations with respect to the JIVDC Commitments, including its approximately $29 million current obligation to fund road and other improvements.  In addition, the Company will be paid approximately $5 million in accrued and outstanding licensing fees under its branding and licensing agreement for the Casino.

The Company anticipates offsetting the capital loss associated with the sale of the Term Loan C and the JIVDC Commitments against the capital gains related to asset sales that are part of the Company’s pending acquisition of Pinnacle Entertainment, Inc., which should result in a net tax benefit of approximately $20 million.  Additionally, the Company’s second quarter results will include a recovery of previously recorded impairment charges of approximately $16.5 million.

On May 29, 2018, the Company issued a press release with respect to the sale of its outstanding obligations under the Term Loan C and the JIVDC Commitments, a copy of which is attached as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release dated May 29, 2018.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 29, 2018	PENN NATIONAL GAMING, INC.

	By:	/s/ William J. Fair
	Name:	William J. Fair
	Title:	EVP, Chief Financial Officer

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